Exhibit 8.1
Minneapolis • Denver • Sioux Falls

www.lindquist.com	Lindquist & Vennum LLP 80 South Eighth Street 4200 IDS Center Minneapolis, MN 55402-2100 Phone: (612) 371-3211 Fax: (612) 371-3207

May 18, 2016

New Canterbury Park Holding Corporation

Canterbury Park Holding Corporation

1100 Canterbury Road
Shakopee, MN 55379

Re:     New Canterbury Park Holding Corporation Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel for Canterbury Park Holding Corporation, a Minnesota corporation (“CPHC”), and New Canterbury Park Holding Corporation, a Minnesota corporation and a direct, wholly-owned subsidiary of CPHC (“NewHoldingCo”), in connection with an Agreement and Plan of Merger, dated as of March 1, 2016, among CPHC, NewHoldingCo, and Canterbury Park Entertainment LLC, a wholly-owned subsidiary of NewHoldingCo (“EntertainmentCo”) (the “Reorganization Agreement”), pursuant to which CPHC will merge with and into EntertainmentCo, with EntertainmentCo surviving the merger as a wholly-owned subsidiary of NewHoldingCo (the “Reorganization”). Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Reorganization Agreement.

At your request and in connection with NewHoldingCo’s Registration Statement on Form S-4 (File No. 333-210877) filed with the United States Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), (as amended through the date hereof, the “Registration Statement”), including the proxy statement/prospectus forming a part thereof, we are rendering our opinion concerning certain United States federal income tax matters relating to the Reorganization.

In rendering our opinion, we have examined and relied upon the truth, accuracy, and completeness of the facts, statements and representations contained in (i) the Reorganization Agreement, (ii) the Registration Statement, (iii) an officer’s certificate with respect to CPHC, NewHoldingCo, and EntertainmentCo (“Tax Certificate”), and (iv) such other documents, certificates, records, statements and representations as we have deemed necessary or appropriate as a basis for the opinion set forth below. We have not, however, undertaken an independent investigation of any factual matter set forth in any of the foregoing.

New Canterbury Park Holding Corporation

Canterbury Park Holding Corporation

May 18, 2016

In addition, we have assumed, with your permission, (1) that the Reorganization will be consummated as described in Reorganization Agreement and the Registration Statement, (2) that the statements and representations concerning the Reorganization, CPHC, NewHoldingCo, and EntertainmentCo contained in the Reorganization Agreement and the Registration Statement, and the statements and representations contained in the Tax Certificate, are true, correct and complete and will remain true, correct and complete at all times up to and including the Effective Time, (3) the authenticity of original documents submitted to us, the conformity to the originals of documents submitted to us as copies, the due and valid execution and delivery of all such documents where due execution and delivery are a prerequisite to the effectiveness thereof, and that all natural persons are of legal capacity, (4) the performance of all covenants contained in the Reorganization Agreement without waiver or breach of any material provision thereof, (5) that any representation or statement made in the Reorganization Agreement or the Tax Certificate qualified by knowledge, belief or materiality or comparable qualification, is true, correct and complete and will remain true, correct and complete at all times up to and including the Effective Time, in each case without such qualification, (6) the Reorganization will be reported by CPHC and NewHoldingCo, on their respective U.S. Federal income tax returns in a manner consistent with our opinion set forth below, (7) that all applicable reporting requirements with respect to the Reorganization have been or will be satisfied, and (8) that there will be no change in applicable U.S. federal income tax law from the date hereof through and including the Effective Time.

Based upon the foregoing, and subject to the limitations, qualifications, assumptions and caveats set forth herein and in the Registration Statement, we hereby confirm that the discussion contained in the Registration Statement under the heading “Proposal 2—Proposal to Restructure the Company’s Business —Material U.S. Federal Income Tax Consequences of the Reorganization” represents our opinion as to the material U.S. federal income tax consequences of the Reorganization to the U.S. holders of the Company’s common stock.

Our opinion is based on statutory, regulatory and judicial authority existing as of the date hereof, any of which may be changed at any time with retroactive effect. A change in applicable law may affect our opinion. In addition, our opinion is based solely on the documents that we have examined and the facts and assumptions set forth above. Any variation or difference in such documents or inaccuracies of such assumptions may affect our opinion. We assume no responsibility to inform you of any subsequent changes in the matters stated or represented in the documents described above or assumed herein or in statutory, regulatory and judicial authority and interpretations thereof. Our opinion is not binding upon the Internal Revenue Service (“IRS”) or the courts, and there is no assurance that the IRS or a court will not take a contrary position. We express our opinion only as to those matters specifically addressed in this letter, and no opinion has been expressed or should be inferred as to the tax consequences of the Reorganization under any state, local or foreign laws or with respect to other areas of U.S. Federal taxation. We are members of the Bar of the State of Minnesota, and we express no opinion as to any law other than the Federal law of the United States of America.

We hereby consent to the discussion of this opinion in the Registration Statement, to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm name in the Registration Statement. We are furnishing this opinion in connection with the filing of the Registration Statement and this opinion is not to be relied upon for any other purpose without our prior written consent. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Lindquist & Vennum LLP